Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), made this 5th day of March, 2012, is entered into between Allied Nevada Gold Corp. (the “Company”) and STEPHEN M. JONES (the “Employee”).

WHEREAS, the Company desires to employ the Employee and Employee desires to be employed by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee agree as follows:

1. Employment. The Company agrees to employ the Employee as EVP and Chief Financial Officer and the Employee agrees to accept such employment upon the terms and conditions set forth in this Agreement. Specifically, the Employee will be responsible for all areas, including supervision of M&A, Controller functions, Tax, Audit, CIO, Legal and Treasury. In addition to the foregoing, the Employee shall have such additional responsibilities as may be assigned by the Company or its Board of Directors from time to time. The Employee shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability.

2. Term. The Employee’s employment shall commence on March 1, 2012. The Employee shall be an “at-will” employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason. Any representation, statement or implication to the contrary is unauthorized and not valid unless in writing and signed by both Employee and CEO of the Company.

3. Compensation and Benefits.

a. Base Salary. The Company shall pay the Employee a base annual salary of US $350,000 payable in accordance with the normal payroll practices of the Company and shall be subject to applicable withholdings, deductions and taxes. Base salary may be adjusted on an annual basis, upward or downward.

b. Bonus. The Employee shall be eligible to be considered for a bonus upon achieving of certain pre-determined performance targets to be set by the Company’s Board and consistent with any bonus or incentive compensation program established by the Company.

c. Stock/Stock Options. The Employee will be eligible to participate in any stock option, restricted stock units, performance stock units, stock appreciation rights or other equity-based compensation plan that may become generally available for employees of the Company, on a basis commensurate with other employees of the Company.

d. Benefits. During his employment, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance,

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retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its employees. The Company retains the rights to terminate or alter any such plans or policies from time to time, provided that such termination or alteration is done for all eligible employees and not specifically for the Employee. The Employee shall also be entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties.

e. Reimbursement of Business Expenses. The Company agrees to reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Company business, including without limitation travel and accommodations for authorized business trips, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. Reimbursement payments will be payable promptly, but no later than the end of the second calendar year after the year in which the expense was incurred.

4. Termination.

a. Rights and Duties. The Employee is an employee “at will.” Accordingly, the Company or the Employee may terminate his employment, with or without notice, for any lawful reason or no reason. The Employee and the Company agree that, without modifying or altering the Employee’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Employee’s employment with the Company. If the Employee gives notice of termination, such notice will be deemed a voluntary resignation by the Employee and the Company, in its sole discretion, may elect to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Employee’s employment, without changing the status of such termination as a voluntary resignation by the Employee. Should the Company in the event of a voluntary resignation decide to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept Employee’s resignation, it shall nonetheless continue his compensation and benefits for the term of the notice period (but only to the extent permitted by the terms of such plans), except that no bonus shall be earned or awarded during and after the notice period.

b. Termination by the Company for Cause. The Company may terminate the Employee’s employment at any time for “cause.” “Cause” shall mean:

i) The Employee committed any material breach of any of the terms of this Agreement, including the failure to perform any covenant contained in this Agreement or in Exhibit A, which is attached to this Agreement and expressly incorporated hereby, such as the disclosure of or failure to protect the Company’s confidential, proprietary or trade secret information;

ii) The Employee committed any act or crime involving dishonesty, violence or moral turpitude, including fraud, theft, embezzlement, assault, battery and rape, drunk driving, whether or not the Employee has been formally charged with or convicted of such act or crime;

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iii) The Employee committed an act or allowed the existence of a state of facts by the Employee’s inaction which renders the Employee incapable of performing his duties under this Agreement, or which adversely affects or could reasonably be expected to adversely affect the Company’s business reputation;

iv) The Employee failed to follow any significant lawful instruction from the Employee’s relevant supervisor, the President/CEO of the Company or the Board of Directors;

v) The Employee failed to maintain or had suspended, revoked or denied any applicable license, permit or card required by the federal or state authorities, or a political subdivision or agency thereof;

vi) The Employee committed any act that constitutes a breach of fiduciary duty or a breach of the duty of loyalty, both of which the Employee acknowledges are due to and owed to the Company based, among other things, on the Employee’s job duties;

vii) The Employee failed or became unable, for any reason other than a disability (as defined below), to devote 100% of the Employee’s business time, his/her best efforts, skills, and abilities to the Company’s business;

viii) The Employee failed to diligently or effectively perform the Employee’s duties under any provision of this Agreement or any duty as directed from time to time by the Company;

ix) The Employee violated any material policy established by the Company.

c. Termination in the event of death or disability. The Agreement shall terminate upon the Employee’s death or Disability. For purposes of the Agreement, “Disability” shall mean the inability of the Employee, due to physical or mental impairment, to perform the essential functions of his position, with or without reasonable accommodation.

d. Effect of termination.

i) If the Employee is terminated by the Company due to death or Disability, the Employee (or the Employee’s estate in the event of death) shall be permitted to receive benefits for which he and/or his beneficiaries are eligible and in which the Employee participated for long term disability insurance or life insurance the Company may have at that time. The Employee (or the Employee’s estate in the event of death) shall also receive any earned but unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment.

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ii) If the Employee is terminated by the Company for Cause, the Employee shall only be entitled to receive any earned but unpaid base salary and expense reimbursements, and vacation days accrued prior to termination of employment.

iii) If the Employee is terminated by the Company other than for Cause (and except as provided above in cases of death or disability), the Employee shall only be entitled to payment when due of any earned but unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment.

In addition (and notwithstanding the foregoing), conditioned upon the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the Employee shall also receive the following: a lump sum severance payment equal to one (1) times the Employee’s then base salary (annualized) plus a lump sum of one (1) times the Employee’s target bonus for the year in which his employment is terminated, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee. Such payment will be made sixty (60) days after the Employee’s separation from service with the Company, and if the Employee has not executed a binding release by such date, the Employee shall forfeit all rights to the payment;

Further, if the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent, up to a maximum of $18,000, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage after the Company’s obligation expires; and

iv) In the event a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Employee’s employment is terminated as an involuntary termination by the Company for a reason other than for Cause, death, or Disability (as defined above), then the Employee will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the following:

a) FOR EXECUTIVES: A lump sum equal to two (2) years of his then current base salary, less applicable withholdings, plus a lump sum of two (2) times the Employee’s target bonus for the year in which his/her employment is terminated, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any

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monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee. Such payment will be made sixty (60) days after the Employee’s separation from service with the Company, and if the Employee has not executed a binding release by such date, the Employee shall forfeit all rights to the payment;

b) If the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent up to a maximum of $27,000.00, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage after the Company’s obligation expires; and

For purposes of this Agreement, “Change of Control” means (A) the occurrence of a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the occurrence of a sale or disposition by the Company of all or substantially all of the Company’s assets, which sale or disposition has been approved by the stockholders of the Company.

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Employee’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Employee has executed the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, in the form attached hereto as Exhibit A. The Employee acknowledges that the Company would not offer him employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. The Employee acknowledges that:

a. He has signed such an agreement prior to his commencing employment with the Company;

b. He continues to be bound by the terms of such agreement;

c. Executing this Employment Agreement does not change or alter his obligations under the Nondisclosure, Noncompetitive, Nonsolicitation Agreement;

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d. His continued employment is sufficient consideration for the Employer to remain bound by the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement; and

e. The terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement are incorporated herein by reference.

6. Notice.

a. To the Company. The Employee will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use):

Allied Nevada Gold Corporation

c/o	/s/ Scott Caldwell
President and CEO 9790 Gateway Drive Suite 200 Reno, NV 89521

b. To the Employee. All communications from the Company to the Employee relating to this Agreement shall be sent to the Employee in writing, addressed as follows (or in any other manner he notifies the Company to use):

Stephen M. Jones

3066 Hickory Ride Circle

Bryan, TX 77807

or the Employee’s most recent address on file with the Company.

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

7. Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board or a member of the Company’s Board of Directors and the Employee.

8. Waiver. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future. No failure or delay by the Company in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right power or remedy.

9. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

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10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and his estate, but the Employee may not assign or pledge this Agreement or any rights arising under it. Without the Employee’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11. Survival. The provisions of Sections 4 and 5 hereof and the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement shall survive termination of this Agreement or termination of the Employee’s employment with the Company or any successor or assign regardless of the reason for such termination.

12. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Entire Agreement. The Employee acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it along with the Nondisclosure, Noncompetition, Nonsolicitation and Invention Agreement, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof including specifically the offer letter dated February 6, 2012. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

14. Tax Compliance. All payments made pursuant to this Agreement shall be subject to withholding of applicable federal, state and local income and employment taxes.

15. 409A. Anything in this Agreement to the contrary notwithstanding: (a) the parties intend that all payments and benefits under this Agreement shall either be exempt from or shall comply with Internal Revenue Code Section 409A, and to the maximum extent permitted this Agreement shall be interpreted in a manner consistent with that intent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Company of the applicable provision without violating the provisions of Section 409A; (b) no amount shall be payable pursuant to Section 4 or otherwise upon a termination of employment unless such termination constitutes a “separation from service” with Company under Section 409A, and in the event that Employee is a “specified employee” for purposes of Section 409A, no amount shall be payable until the first day of the seventh month immediately following the separation from service; (c) to the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (d) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct

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payments, whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company; and (e) any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. Notwithstanding anything in this paragraph or any other provision of this Agreement, if any payment under this Agreement gives rise, directly or indirectly, to liability for a penalty tax under Code Section 409A (and/or any penalties and/or interest with respect to such penalty tax or excise tax), Employee shall bear the cost of any and all such penalties, taxes and interest.

16. 280G. In the event that any payment or benefits of any type by Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would exceed the statutory limit under Code Section 280G and result in an excise tax imposed on Employee by Code Section 4999 (or any similar tax that may hereafter be imposed), then such Employee shall receive, subject to the conditions of this Agreement and in full satisfaction of his rights under this Agreement, (A) such payment and benefits, or (B) an amount equal to the product of 2.99 and Employee’s “base amount” (as defined in Code Section 280G), whichever yields the highest after-tax benefit to the Employee. Any calculations regarding the applicability of the Code Section 4999 excise tax to any payments by Company to Employee shall be made in the Company’s discretion.

Stephen M. Jones		ALLIED NEVADA GOLD CORP.

/s/ Stephen M. Jones		/s/ Scott A. Caldwell
Date:	February 29, 2012	By:	Scott A. Caldwell
Its:
Date:

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EXHIBIT A

FORM OF EMPLOYEE NONDISCLOSURE, NONCOMPETITION

NONSOLICITATION AND INVENTIONS AGREEMENT

This Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (referred to as the “Agreement”) is entered into on this      day of February, 2012, by and between Allied Nevada Gold Corporation (referred to as the “Company”) and me.

I desire to be employed by the Company and the Company desires to employ me; however, as a condition of my employment, the Company requires that I agree to the terms of and execute this Agreement. I understand that if I do not agree to the terms of and execute this Agreement, the Company is unwilling to hire and/or retain me and pay me compensation for my employment. Accordingly, I agree as follows:

1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. Any representation, statement or implication to the contrary is unauthorized and not valid unless in writing and signed by both Employee and CEO of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without cause, for any cause or for no cause, at the option either of the Company or myself, and with or without notice. The Employee and the Company agree that, however, without modifying or altering the Employee’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Employee’s employment with the Company.

2. Confidential, Proprietary and Trade Secret Information.

(a) I understand that “Personal Property” refers to all tangible property including but not limited to paper, storage devices, computers, phones, automobiles, machines, tools, equipment, models, molds, any document, record, customer list, management analysis, notebook, plan, model, component, device, tangible property, or computer software or code, whether embodied in a disk or in any other form, etc., that is used, leased, owned or controlled by the Company.

(b) I understand that “Proprietary Information” means all information that has commercial value in the business in which the Company is engaged. By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, proprietary information and other intellectual property and techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, formulating recipes, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

“Proprietary Information” also specifically includes but is not limited to joint ventures, exploration programs, documentation and/or schematics; business proposals and communications; identities of existing investors; details of current mineral exploration land packages, technical reports/studies and associated technical data; and the identity of any persons or entities associated with or engaged as consultants, advisers, or agents. “Proprietary Information” further includes proprietary or confidential information of any third party who may disclose such information to the Company or to the Employee in the course of the Company’s business.

(c) I understand that “Trade Secret Information” shall include any information that is a Trade Secret as defined by the Nevada Uniform Trade Secrets Act.

(d) I understand that “Confidential Information” means all information disclosed to me or known to me, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, as a consequence of or through my employment with the Company, that is not generally known to the public or in the relevant trade or industry about the Company’s business, products, processes, services, employees, investors, and suppliers. (For purposes of this Agreement, Proprietary, Confidential, and Trade Secret Information will be collectively referenced as “Information.”)

(e) I acknowledge that during the performance of my duties with the Company, I will receive and have access to the Company’s Personal Property and Information. (To the extent I may have acquired Company information while performing work for the Company prior to becoming a Company employee, such Information shall be entitled to the same protections as Information acquired during my course of employment with the Company.) Because of the nature of the Company’s business, the protection of such Personal Property and Information is of vital concern to the Company. This Information represents one of the most important assets of the Company and enhances the Company’s opportunity for maintaining business and future growth.

(f) In exchange for the consideration set forth in this Agreement, I further covenant as follows:

(i) Both during and following employment, I will hold in strictest confidence the Company’s Information, and will not disclose it to any individual or entity except with the specific prior written consent of the company, or except as otherwise expressly permitted by the terms of this Agreement, or compelled by legal process. In the event I am required by law or a court order to disclose any such Information, I shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent that it is legally able, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

(ii) Any Trade Secrets of the Company will be entitled to all of the protections and benefits under the Nevada Uniform Trade Secret Act and any other applicable law. If any information that the Company deems to be a Trade Secret is found by a court of competent jurisdiction not to be a Trade Secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. I hereby waive any requirement that the Company submit proof of the economic value of any Trade Secret.

(iii) I will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of my duties at home or while traveling, or except as otherwise specifically authorized by the Company) the Company’s Personal Property and Information. I recognize that, as between the Company and me, all of the Personal Property and Information, whether or not developed by me, is the exclusive property of the Company.

(iv) I agree not to use any of the Company’s Personal Property or Information for any purpose, except for the benefit of the Company, and I agree not to disclose, share, provide or allow use of the Company’s Personal Property or Information to or with any person, firm or corporation without written authorization from the CEO of the Company. I agree to abide by the Company’s policies and regulations for the protection of the Company’s Personal Property and Information. I understand and agree that the unauthorized disclosure, removal or misuse of such Personal Property or Information will irreparably damage the Company and/or third parties dealing with the Company.

3. Past Non-Disclosure. I have not used the Company’s Personal Property or Information for any purpose, except for the benefit of the Company. I further represent that I have not provided the Company’s Personal Property or Information to any person, firm or corporation for any purpose, except for the benefit of the Company.

4. Non-Disclosure of Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential, proprietary or trade secret information of any former or concurrent employer or other person or entity, and that I will not bring onto the premises of the Company any unpublished document or confidential, proprietary or trade secret information belonging to any such employer, person or entity unless consented to in writing by such employer, person, or entity.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and Trade Secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, and which are not assigned to the Company hereunder; or, if no such list is attached, by my signature to this Agreement I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, proceeds or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Disclosure and Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company of any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, techniques, methods, formulas, processes, trademarks or Trade Secrets, whether or not patentable or registerable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further agree that any and all such Inventions are the sole and exclusive property of the Company; and that I will hold in trust for the sole right and benefit of the Company, will assign and hereby assign to the Company, or its designee, all my rights, titles, and interests in and to any and all Inventions except as provided in the “Non-Assertion” sub-section below. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, mask works or copyrights resulting from any such application for letters patent or mask work or copyright registrations assigned hereunder to the Company.

(c) Works for Hire. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” (hereinafter “Works”) as that term is defined in the United States Copyright Act or international law and the Company may file applications to register copyright as author thereof. I assign to the Company all rights, including all copyright rights throughout the world, including all renewals and extensions thereof, in and to all Works created by me, both past and future, during my employment by the Company. I will take whatever steps the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. I will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or networks system, any Works of the Company without the written permission of the Company.

(d) Patent and Copyright Registrations. I further agree to execute all applications, assignments, contracts and other instruments, as the Company deems necessary to effectuate the intent of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature on any such document, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f) Non-Assertion. Except for matters listed in Exhibit 1 to this Agreement, I will not assert any rights as to any inventions, copyrights, patents, discoveries, concepts, or ideas or improvements thereof, or know-how related thereto, as having been made or acquired by me prior to my being employed by the Company, or since the date of my employment and not otherwise covered by the terms of this Agreement.

6. No Solicitation of Employees. I acknowledge that the Company has invested substantial time, effort and expense in training and assembling its present staff. In order to protect that investment by the Company, for a period of one (1) year following termination of my employment with the Company, regardless of the reason for such termination, I will not hire, attempt to hire or solicit any individual who is an employee of the Company at the time of termination or was an employee of the Company at any time during the year preceding termination of my employment with the Company.

7. No Solicitation or Acceptance of Business from Customers or Business Partners. I agree that I, whether acting directly or indirectly, whether as a principal, consultant, employee, owner, shareholder, director, officer, partner, advisor, agent, financier, independent contractor or otherwise, during the period of my employment with the Company and for a period of 1 year immediately following the termination of my employment for any reason (voluntary or involuntary), whether with or without cause:

(a) Will not either directly or indirectly, either for myself or for any other person or entity, solicit, induce, recruit or encourage any of the Company’ Customers (as defined below) to reduce or negatively change or otherwise alter their existing relationship, course of dealing or level of business with the Company. This prohibition specifically includes soliciting, inducing, recruiting or encouraging any of the Company’ Customers to send or do business with an alternative business or entity;

(b) Canvass, solicit or accept competing business from any Customer or Prospective Customer, Business Partner, or Prospective Business Partner of the Company.

For purposes of this Agreement, a “Customer” is any person or entity to whom the Company has sold any of its products or services in the 2 years preceding my separation from employment with the Company. A “Prospective Customer” is any person or entity to whom the Company has provided a written proposal to deliver products or services in the 1 year preceding my separation from employment with the Company. A “Business Partner” is an individual or entity who is a property owner or joint venture partner associated with the Company. A “Prospective Business Partner” is an individual or entity whom the Company is or was actively pursuing as a potential partner or a business associate, as evidenced by outstanding written proposals from the Company to the prospective partner or business associate at any time during the 1 year preceding the termination of my employment with the Company.

8. Non-Competition. I agree that during the period of my employment with the Company and for a period of 1 year immediately following the termination of my employment with the Company for any reason (voluntary or involuntary), within the Protected Areas, I, whether acting directly or indirectly, whether as a principal, consultant, employee, owner, shareholder, director, officer, partner, advisor, agent, financier, independent contractor or otherwise, will not:

(a) Either directly or indirectly, for myself or any third party, divert or attempt to divert any business of the Company;

(b) Engage in gold mining or mine exploration;

(c) Accept any position or affiliation with a company as a result of which I will, in the regular and ordinary course of business, necessarily be called upon, required, or expected to reveal, base judgments on, or otherwise use Information that I have received during my employment with the Company;

(d) Engage or invest in, own, manage, operate, finance, control, or participate in, lend my name or credit to, or render services or advice to, any business that conducts gold mining or mine exploration, provided, however, that the beneficial ownership of less than 5% of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market will not be deemed, in and of itself, to violate the prohibitions of this paragraph.

The “Protected Areas” for purposes of this Agreement shall constitute the State of Nevada and other mineral districts in which the Company (i) is engaging in business or actively pursuing an exploration, development or mining opportunity, as evidenced by outstanding proposals from the Company to the prospective partner or individual entity with whom the Company is pursuing a business relationship at the time of termination of my employment with the Company.

9. Extension of Non-Solicitation and Non-Compete Covenants. The period of time applicable to the covenants not to solicit and not to compete will be extended by the duration of any violation by me of such covenant(s). In addition, the time periods applicable to the covenants not to solicit employees and not to compete will be extended by the duration of any period of time during which I am retained as a consultant to the Company or an independent contractor by the Company (in any capacity).

10. Returning Personal Property and Confidential, Proprietary, or Trade Secret Information. Upon termination of employment, or upon the request of the Company during employment, I will return to the Company all of the Personal Property and Information in my possession or subject to my control, and I shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Personal Property or Information. I also agree that I will not recreate, copy or deliver to anyone else any Personal Property and Information of the Company.

11. Reasonableness of Restrictions. I agree and acknowledge that the restrictions of this Agreement are reasonable and necessary, and will not prevent me from obtaining adequate and gainful employment upon termination of my employment with the Company.

12. Duty of Loyalty. I agree that during my employment with the Company, I will not participate in, assist, or take any action designed to benefit a person or entity engaging in any business that competes or plans to compete with the Company.

13. Survival. Termination of my employment, whether voluntary or involuntary, whether with or without cause (even if I believe such termination is in violation of the law or contract), shall not impair or relieve me of my obligations set forth in this Agreement, which shall survive the termination.

14. Remedies and Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages and that the Company will be immediately and irreparably harmed from any breach of the restrictive covenants set forth in this Agreement. Accordingly, I agree that in addition to any remedies at law or equity that may be available to the Company for such breach, the Company may also seek specific performance, seek appropriate injunctive relief to prevent a breach, and seek any other relief that may be available. Such relief shall be in addition to other remedies available and shall not constitute an election of remedies.

(a) Costs and Attorneys’ Fees. In the event that a dispute under this Agreement arises, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred in pursuing or defending the matter.

(b) Indemnity. I agree to indemnify and hold the Company harmless from and against (i) any and all claims, demands, proceedings, suits and actions against the Company, and (ii) any and all losses, liabilities, damages, costs suffer by the Company, resulting from any breach of this Agreement.

15. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. The laws of the state of Nevada shall govern this Agreement. In any legal proceeding arising under this Agreement, venue shall be in Washoe County, Nevada, and Employee consents to personal jurisdiction in Nevada and Washoe County. The venue choice set forth herein shall not limit or restrict the Company’s right, at its sole discretion, to pursue the equitable, injunctive or specific performance remedies set forth in this Agreement in any jurisdiction or venue where I may be found or where a breach or threatened breach may or has occurred.

(b) Entire Agreement; Enforcement of Right. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussion between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by me and the CEO of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. The failure by either party to enforce any rights hereunder will not be construed as a waiver of any rights of such party. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Enforceability. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants. If any provision of this Agreement is determined to be to be wholly or partially illegal, invalid, contrary to public policy or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be first amended to give it/them the greatest effect allowed by law and to reflect the intent of the parties. If modification is not possible, such term shall be severed from this Agreement.

(d) Successors. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Assignment and Addition of Parties. I agree that this Agreement, specifically including the non-compete, non-solicitation and confidentiality provisions, may be assigned by the Company, including to a successor-in-interest to Company’s business whether by sale of assets, stock, merger or otherwise, and I consent to any such assignment. The assignment is supported by consideration, including my employment, continued employment and/or the first 10% of any bonus I receive from the Company.

Employee Acknowledgment

I acknowledge that I have read and understand the provisions of this Agreement, and I have been given an opportunity for my legal counsel to review this Agreement. I further acknowledge that the provisions of this Agreement are reasonable, and I will fully and faithfully comply with this Agreement. Finally, I acknowledge that I have entered into this Agreement freely and voluntarily and not as the result of any threat, promise or undue influence made or exercised by the Company or any other party.

Date:	February 29, 2012	/s/ Stephen M. Jones
Signature
Stephen M. Jones, Employee

Date:		/s/ Scott A. Caldwell
Signature

Scott A. Caldwell, CEO
Allied Nevada Gold Corp.

EXHIBIT 1

LIST OF PRIOR INVENTIONS, DISCOVERIES OR IDEAS

AND ORIGINAL WORKS OF AUTHORSHIP CREATED, DEVELOPED OR

CONCEIVED BY THE EMPLOYEE PRIOR TO BEGINNING EMPLOYMENT WITH THE COMPANY

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

                         I have no inventions, discoveries, ideas or original works of authorship.

                         Additional Sheets Attached.

                         I agree to immediately correct or amend this list with written notification to the Company.

Signature of Employee:

Print Name of Employee:

Date: ___________

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